ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

090201

Filed in the office of	Document Number 20120789965-39
Ross Miller Secretary of State State of Nevada	Filing Date and Time 11/26/2012 9:18 AM Entity Number E0580752006-0

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

MusclePharm Corporation

2. The articles have been amended as follows: (provide article numbers, if available)

Article III of the Corporation's Articles of Incorporation is hereby amended and replaced in its entirety as follows:

Article III: Authorized Shares

1. Authorized Common Stock. The corporation is authorized to issue one hundred million (100,000,000) shares of common stock, par value $.001 per share.

(Continued on Attachment "A" attached hereto.)

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: Majority of the Voting Power

4. Effective date and time of filing: (optional) Date: 11/27/2012 Time: 8:00 am pacific

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer EVP, Chief Operating Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

MUSCLEPHARM CORPORATION

ATTACHMENT "A"
TO
CERTIFICATE OF AMENDMENT

The Certificate of Amendment of MusclePharm Corporation (the "Corporation") consists of the amendment to Article III of the Corporation's Articles of Incorporation set forth on the preceding page and the continuation of the amendment to Article III as set forth on this Attachment as follows:

2. Authorized Preferred Stock. The corporation is authorized to issue ten million (10,000,000) shares of preferred stock, par value, $.001 per share, of which:

(a) five million (5,000,000) shares have been previously designated as "Series A Convertible Preferred Stock" as set forth in the Certificate of Designation filed with the Nevada Secretary of State on February 17, 2010, and the description of the powers, designations, preferences, limitations, restrictions and relative rights of such series as set forth therein are incorporated herein by this reference;

(b) fifty-one (51) shares have been previously designated as "Series B Preferred Stock" as set forth in the Certificate of Designation filed with the Nevada Secretary of State on August 12, 2011, and the description of the powers, designations, preferences, limitations, restrictions and relative rights of such series as set forth therein are incorporated herein by this reference; and

(c) five hundred (500) shares have been previously designated as "Series C Convertible Preferred Stock" as set forth in the Certificate of Designation filed with the Nevada Secretary of State on October 25, 2011, and the description of the powers, designations, preferences, limitations, restrictions and relative rights of such series as set forth therein are incorporated herein by this reference.

The board of directors of the corporation is hereby vested with the authority to prescribe the series and the number of each series of authorized and theretofore undesignated preferred stock and the voting powers, designations, preferences, limitations, restrictions and relative rights of each such series.